Exhibit 10.3

[EXECUTION COPY]

TERMINATION AND SETTLEMENT AGREEMENT

THIS TERMINATION AND SETTLEMENT AGREEMENT (this “Agreement”) is dated as of October 29, 2018, by and between Halo Pharmaceutical, Inc., a Delaware corporation, having offices at 30 North Jefferson Road, Whippany, NJ 07981 (“Halo”), and Egalet Corporation, a Delaware corporation, having offices at 600 East Lee Road, Suite 100, Wayne, PA 19087, Egalet, Ltd, a UK company having offices at 160 Queen Victoria Street London EC4V 4QQ and Egalet US Inc., having offices at 600 Lee Road, Wayne, PA 19087 (collectively, “Client”).  As used herein, Halo and Client are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Halo and Client previously entered into that certain Drug Product Manufacturing Services Agreement, effective as of February 28, 2017 (as amended, the “Manufacturing Agreement”);

WHEREAS, Halo and Client mutually desire to resolve amounts due to Halo under the Manufacturing Agreement and to terminate the Manufacturing Agreement in accordance with the terms of this Agreement;

WHEREAS, capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Manufacturing Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
TERMINATION OF THE MANUFACTURING AGREEMENT

Section 1.1                                                    Termination of Rights under the Manufacturing Agreement.

(a)                         Upon the terms and subject to the conditions set forth herein, Halo and Client shall irrevocably terminate, and do hereby terminate effective as of the Payment Date (as defined below), the Manufacturing Agreement in its entirety so that the Parties and their respective Affiliates, from and after the Payment Date, shall have no obligations to or rights from one another pursuant to the Manufacturing Agreement and such that the Manufacturing Agreement will have no further force or effect; provided, that Sections 11.1 (Confidentiality) and 12.2 (Inventions) of the Manufacturing Agreement shall survive such termination and remain in full force and effect, mutatis mutandis.  For the avoidance of doubt, except as explicitly set forth in this Agreement, no provision of the Manufacturing Agreement shall survive such termination notwithstanding any provision of the Manufacturing Agreement to the contrary.

(b)                         The Parties expressly acknowledge and agree that, as of the Payment Date, and notwithstanding anything to the contrary in the Manufacturing Agreement, all licenses and sublicenses granted to a Party or its predecessor Parties or their respective Affiliates under intellectual property Controlled by the other Party or its predecessor Parties or their respective Affiliates pursuant to the Manufacturing Agreement are hereby terminated.  As used herein, “Controlled” means, with respect to any intellectual property, possession by a Party, whether by ownership or license (other than pursuant to the Manufacturing Agreement).

(c)                          Client acknowledges and agrees that, as of the Payment Date, (i) the aggregate amount of  $1,097,713 is currently due and owing under the Manufacturing Agreement to Halo, including with respect to invoices sent to Client prior to the date hereof (the “Outstanding Fees”), and (ii) in addition to the Outstanding Fees, Halo has claims totaling not less than $6,368,988 in respect of the early termination of the Manufacturing Agreement and all other amounts owed to or claimed by Halo against Client under the Manufacturing Agreement (the “Termination Claims,” and the Outstanding Fees plus the Termination Claims, the “Halo Claim”).  Client acknowledges and agrees that it has no claims, counterclaims, offsets, credits, or defenses to the Halo Claim, and the Halo Claim constitutes a direct obligation under the Manufacturing Agreement and is not in any respect indirect, incidental, special, consequential, exemplary, or punitive damages.

Section 1.2                                                    Wind-Down Activities; Payment and Expenses.

(a)                         Following the Payment Date, the Parties shall undertake the activities set forth on Schedule A hereto (the “Wind-Down Activities”), in each case, for the time periods set forth on Schedule A.

(b)                         Upon the signing of this agreement, in full and final satisfaction of all amounts owed to or claimed by Halo with respect to the Manufacturing Agreement or otherwise with respect to Client (in each case, subject to the other terms of this Agreement including, without limitation, Sections 2.1(b), (c) and (d)), Client shall pay to Halo, by wire transfer of immediately available funds in accordance with the wire instructions provided by Halo to Client prior to the date hereof, the aggregate amount of $3,100,000 (the “Settlement Payment”).  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, this Agreement shall not be effective or binding on any Party until the date on which Halo has received the Settlement Payment in immediately available funds (such date, the “Payment Date”).

(c)                          Unless otherwise provided by this Agreement, the Parties shall be responsible for their own costs and expenses related to their respective activities under this Agreement, including the Wind-Down Activities (as defined below).

ARTICLE II.

COVENANT NOT TO SUE AND RELEASE

Section 2.1                                    Covenant Not to Sue Client Parties.

(a)                                 Effective as of the Payment Date, Halo for itself and on behalf of all of its Affiliates, together (as applicable) with each of their respective officers, directors, employees, agents, trustees, attorneys, advisors, parents, subsidiaries, heirs, administrators, executors, successors and assigns (each a “Halo Party” and collectively, the “Halo Parties”) do hereby agree not to commence any lawsuit or bring any legal action against the Client Parties (as defined below) for any and all actions, causes of action, claims, counterclaims, damages, debts, demands, losses, liabilities, costs, expenses, liens and obligations of whatsoever name and nature, whether known or unknown, fixed, or contingent, suspected or unsuspected, both at law and in equity, which any Halo Party now has, has ever had, or may hereafter have against any Client Party arising out of any act, fact, transaction, matter, cause or event occurring or arising on or before the Payment Date, to the extent arising out of or related to the Manufacturing Agreement or the transactions or activities contemplated or undertaken thereunder, including (x) any rights to indemnification or reimbursement under the Manufacturing Agreement, and (y) the balance of the Halo Claim remaining after Halo’s receipt of the Settlement Payment (collectively, the “Causes of Action”); provided, however, that this covenant not to sue shall not apply to any claims by a Halo Party against a Client Party under this Agreement, including as a result of a breach of any representation, warranty or covenant made by Client in this Agreement.

(b)                                 If an Insolvency Proceeding has not been commenced by or against any of the Client Parties within ninety-one (91) days after the Payment Date, then the Client Parties shall be fully and automatically released from all Causes of Action without further action by the Halo Parties on the date that is ninety-one (91) days after the Payment Date; provided, however, that the foregoing release shall not release or discharge any claims by a Halo Party against a Client Party under this Agreement, including as a result of a breach of any representation, warranty or covenant made by Client in this Agreement.  As used herein, “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (as amended or re-codified from time to time) or under any other state, federal, or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, or other proceedings seeking reorganization, arrangement, or other similar relief.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if an Insolvency Proceeding is commenced by or against any of the Client Parties within ninety-one (91) days after the Payment Date and any action, cause of action, suit, claim, challenge, or proceeding is asserted against any Halo Party to avoid, declare fraudulent or preferential, set aside, recover, or otherwise invalidate this Agreement or the transactions contemplated hereunder, including the Settlement Payment (whether brought by a Client Party, a trustee appointed in the Insolvency Proceeding, a creditor of Client, or any other party) (a “Challenge”), then the Halo Parties and the Client Parties shall each be automatically released from their covenant not to sue under Section 2.1(a) and release and covenant not to sue under Section 2.2, respectively, and Halo shall be entitled to file a proof of claim or otherwise to seek payment of the balance of the Halo Claim; provided, however, that if no Challenge is asserted prior to the time that the Insolvency Proceeding is closed, the Halo Parties and the Client Parties shall each be fully and automatically released from all Released Claims and all Causes of Action, respectively, without further action by the Client Parties or the Halo Parties.

(d)                                 Notwithstanding anything to the contrary in this Agreement, if an Insolvency Proceeding is commenced by or against any of the Client Parties within ninety-one (91) days of the Payment Date, Halo shall be entitled to file a protective proof of claim in respect of the Halo Claim in such Insolvency Proceeding, which proof of claim shall be fully and automatically withdrawn and released if no Challenge is asserted prior to the time that such Insolvency Proceeding is closed.

Section 2.2                                    Release of Halo Parties

(a)                                 Effective as of the Payment Date, Client for itself and on behalf of all of its Affiliates, together (as applicable) with each of their respective officers, directors, employees, agents, trustees, attorneys, advisors, parents, subsidiaries, heirs, administrators, executors, successors and assigns (each a “Client Party” and collectively, the “Client Parties”) hereby jointly and severally, fully, finally and forever releases and discharges Halo and its past, present and future Affiliates together with each of their respective officers, directors, employees, agents, trustees, attorneys, advisors, parents, subsidiaries, heirs, administrators, executors, successors and assigns (individually, a “Halo Releasee” and, collectively, the “Halo Releasees”) from any and all actions, causes of action, claims, counterclaims, damages, debts, demands, losses, liabilities, costs, expenses, liens and obligations of whatsoever name and nature (hereinafter, the “Released Claims”), whether known or unknown, fixed, or contingent, suspected or unsuspected, both at law and in equity, which any Client Party now has, has ever had, or may hereafter have against any Halo Releasee arising out of any act, fact, transaction, matter, cause or event occurring or arising on or before the Payment Date, to the extent arising out of or related to the Manufacturing Agreement or the transactions or activities contemplated or undertaken thereunder, including any rights to indemnification or reimbursement under the Manufacturing Agreement; provided, however, that this release shall not release or discharge any claims by a Client Party against a Halo Releasee under this Agreement, including as a result of a breach of any representation, warranty or covenant made by Halo in this Agreement.

(b)                                 Client for itself and for each Client Party hereby irrevocably covenants to and Client shall and shall cause each Client Party to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted any proceeding of any kind, against any Halo Releasee, based upon any Released Claim released hereby.  Furthermore, if a Client Party commences such a proceeding against any Halo Releasee and the judicial body before which the proceeding is brought determines in a final judgment that such claim or demand has been released pursuant to Section 2.2(a), such Client Party shall reimburse the Halo Releasee for all costs and expenses (including reasonable costs of investigation and defense and attorney’s fees and expenses) incurred in connection with such proceeding.

ARTICLE III.
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1                                                      Representations and Warranties of Each Party.  As of the date hereof, each Party hereby represents and warrants to the other Party hereto as follows: (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation; (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval; (c) it has the power and authority to execute and deliver this Agreement and to perform its obligation hereunder; and (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound, in each case, that would result in a material adverse effect on such Party or its financial condition or results of operations.

Section 3.2                                                      Further Assurance.  The Parties agree that subsequent to the date hereof, at the request and at the cost and expense of the other Party, they will execute and deliver, or cause to be delivered, to the other Party, such further instruments and take such other action as may be reasonably necessary to carry out the intents and purposes contemplated by this Agreement.

Section 3.3                                                      Wind-Down Activities.  Following the date hereof, Halo and Client shall undertake the Wind-Down Activities in accordance with and as set forth on Schedule A.

ARTICLE IV.
MISCELLANEOUS

Section 4.1                                                    Notices.  Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to Halo or Client, as the case may be, by personal delivery, by facsimile communication, by delivery via nationally recognized overnight courier service, by first class mail postage prepaid, or by PDF attachment to an email or similar electronic transmission to the mailing address, facsimile number or email address set forth below:

(a)                                 If to Client:

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

Attn: Mark Strobeck, Chief Operating Officer

Facsimile No: (484) 580-6230

Email: mstrobeck@egalet.com

(b)                                 If to Halo:

Halo Pharmaceutical, Inc.

30 North Jefferson Road

Whippany, New Jersey 07981

Attn: Lee Karras, Chief Executive Officer

Facsimile No: (973) 428-4254

Email: lee.karras@cambrex.com

or to such other contact information provided to the other party in accordance with the terms of this Section 4.1.  Notices or written communications made or given by personal delivery, overnight courier service, facsimile or email shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, three (3) Business Days after being deposited in the United States mail, postage prepaid or upon receipt, whichever is sooner.  For the avoidance of doubt, Halo’s giving of notice to Egalet Corporation in accordance with this Section 4.1 shall suffice for notice also to Egalet Ltd. and Egalet US Inc.

Section 4.2                                                    Costs and Expenses.  Except as otherwise expressly provided herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section 4.3                                                    No Withholding

(a)         Each Party will make all payments to the other Party under this Agreement without deduction or withholding for any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature, including any interest thereon (“Taxes”).  To the extent that any such deduction or withholding is required by applicable legal requirements at the time of payment, the sum payable by the paying Party shall be increased as necessary so that, after making all required deductions or withholdings of Taxes, the recipient Party shall receive an amount equal to the sum it would have received had no such withholdings or deductions have been made.

(b)                                                 Any Tax required to be withheld on amounts payable under this Agreement will be paid by the paying Party on behalf of the recipient Party to the appropriate governmental authority, and the paying Party will furnish the recipient Party with proof of payment of such Tax.  Any such Tax required to be withheld will be an expense of and borne by the paying Party.

(c)                                                  The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.

Section 4.4                                                    Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and the laws of the United States applicable therein. Any dispute resolution proceeding under this Section 4.4 shall be conducted in the jurisdiction of New Jersey, if any one or more Halo Parties are the defendant party(ies), or in Pennsylvania if any one or more Client Parties are the defendant party(ies), in each case, in the English language.

Section 4.5                                                    Headings.  The headings preceding the text of the Articles, Sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.  All words used in this Agreement will be construed to be of such gender or number as the context may require.

Section 4.6                                                    Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) in the event of a conflict between the terms of this Agreement and the terms of the Manufacturing Agreement, the terms of this Agreement shall control; (b) except where expressly provided otherwise, when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its successors and permitted assigns; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 4.7                                                    Amendment and Waiver.  No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

Section 4.8                                                    Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the Parties in relation to the subject matter of this Agreement and supersedes all previous agreements among the Parties in relation to the same subject matter.  It is further agreed that none of the Parties has entered into this Agreement in reliance upon any warranty or undertaking of the other Party which is not expressly set out or referred to in this Agreement.

Section 4.9                                                    Assignment.  Neither this Agreement nor any interest under this Agreement shall be assignable by a Party without the prior written consent of the other Party, except as provided for in this Section 4.9.  This Agreement shall be binding upon the successors and permitted assigns of the Parties to this Agreement and the name of a Party to this Agreement appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

Section 4.10                                             Publicity.  Neither Halo nor Client will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby, including identifying the other as a business partner or in connection with any scholarly or industry publications or presentations, without the other’s express prior written consent.  The foregoing shall not apply to the extent disclosure is required, in the reasonable judgment of the disclosing Party, under applicable law, by any Authority or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the disclosing party shall reasonably consult with and consider the other party’s comments as to the form, nature and extent of the press release or public disclosure prior to issuing or making the disclosure.

Section 4.11                                             Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

Section 4.12                                             Counterparts This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.13                                             No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Person or entity other than the Parties, the Halo Parties, and the Client Parties, and as otherwise expressly set forth herein, any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

Section 4.14                                             Severability.  Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the parties entered pursuant to this Agreement are considered reasonable by the Parties hereto.  Subject to Section 2.1, if any provision of this Agreement is held void or unenforceable or in conflict with the legal requirements of any relevant jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

HALO PHARMACEUTICAL, INC.

By:	/s/ L. Lee Karras

Name:	L. Lee. Karras

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EGALET CORPORATION
EGALET US INC.
EGALET LTD

By:	/s/ Robert S. Radie

Name:	Robert S. Radie

Title:	Chief Executive Officer

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